EasyLink Services International Corporation
Announces Redemption of Series E Preferred Stock

NORCROSS, GA – May 24, 2010 – EasyLink Services International Corporation (“EasyLink” or “Company”) (NasdaqCM: ESIC, www.easylink.com), a global provider of comprehensive messaging services and e-commerce solutions, reported that the Company had exercised its rights under the accordion feature of its outstanding Term Note on May 19, 2010 and borrowed an additional $5 million from a syndicate of banks led by SunTrust Bank. The Company used the proceeds plus approximately $2.2 million of its cash on hand to redeem all of its outstanding Series E Preferred stock held by York Capital Management, L.P. and certain of its affiliates (collectively, “York Capital”).

“The redemption of the Series E Preferred shares from York Capital completes the refinancing process we began one year ago and ends our relationship with York Capital” said Thomas Stallings, CEO of EasyLink.  “We wish to thank York Capital for supporting the Company in its 2007 purchase of EasyLink Services Corporation.”

 “The Series E Preferred shares were issued with a dividend rate beginning at 10% per annum, which increased 2% annually up to a maximum of 16%. Assuming today’s outstanding common share count, the redemption of the Series E Preferred shares will result in an additional $.03 of net income per diluted common share over the next twelve months” added Mr. Stallings.

Forward-Looking and Cautionary Statements

Except for the historical information and discussion contained herein, statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those indicated by such forward-looking statements.  These and other risk factors are set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K, the Company’s quarterly reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission.  These filings are available on a website maintained by the Securities and Exchange Commission at www.sec.gov.

The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

About EasyLink Services International Corporation

EasyLink Services International Corporation (EasyLink) (NasdaqCM: ESIC), headquartered in Norcross, GA, offers a comprehensive portfolio of “any to any” business messaging and transaction services that can bridge the most challenging technology gaps while creating significant cost efficiencies across an organization. From Desktop Fax and Production Messaging to EDI, Managed File Transfer, Document Capture and Management, Secure Messaging and Telex we help companies drive costs out of their operations. With over two decades of servicing customers around the globe, EasyLink has established a proven track record for providing effective, reliable and secure communications. For more information on EasyLink, visit www.easylink.com.

Contact:
EasyLink Services International Corporation
Andrew Kaminsky
(917) 842-2591
akaminsky@easylink.com